EXHIBIT 10.7

SECOND ADDENDUM TO LEASE

This Second Addendum to Lease (Second Addendum), is made this 14 day of June, 2022, by and between OIII Realty Limited Partnership, a Nevada limited partnership (hereinafter referred to as "Lessor"), and Bright Mountain Holdings, Inc., a Florida corporation (hereinafter referred to as "Lessee").

WITNESSETH:

WHEREAS, Lessor and Lessee entered into that certain Lease with a Commencement Date of June 1, 2012 (the"Lease"), for the premises described as follows, to-wit:

Suite 2050, 6400 Congress Avenue, Boca Raton, Florida 33487 (the "Premises")

WHEREAS, Lessor and Lessee then entered into an Addendum to Lease, (the First Addendum) which terminated on October 31, 2021; and

WHEREAS, Lessee desires to extend the term of the Lease and First Addendum for an additional five (5) years and increase the amount of rentable square feet; and

WHEREAS, Lessor is willing to consent to the extension of the term of the Lease and First Addendum and increase the rentable square feet, subject to the terms and conditions of this Second Amendment.

NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the partiesagree as follows:

1. The recitals set forth above are true and correct and incorporated herein as if set forth at length.

2. Lessee agrees to lease the Premises, now defined as consisting of approximately 4,460 square feet, for a period of five (5) years, commencing upon the completion of the Tenant Improvements, (the Commencement Date) as set forth in the attached Exhibit A, and Exhibit B, and terminating five (5) years thereafter. Final square footage will be measured by Lessor's Architect and the Base Rent shall be adjusted accordingly. Base Rent for the period beginning with the dated date of this Second Addendum through and including the day prior to the Commencement Date herein, shall be $28.07 per square feet for 3,300 square feet. Rent, beginning on the Commencement Date, shall be payable in advance as follows:

Year	Sq. Ft.	Base Rent*	Annual Rent*	Monthly Rent*
1	4,460	$ 32.00	$ 142,720.00	$ 11,893.33
2	4,460	$ 32.96	$ 147,001.60	$ 12,250.13
3	4,460	$ 33.95	$ 151,417.00	$ 12,618.08
4	4,460	$ 34.97	$ 155,966.20	$ 12,997.18
5	4,460	$ 36.02	$ 160,649.20	$ 13,387.43

*Base Rent, Annual Rent and Monthly Rent includes CAM estimated at $9.65 and is subject to adjustment. Base Rent, Annual Rent and Monthly Rent does not include sales tax which is currently 6.5% and subject to change.

CAM is calculated based upon Lessee's proportionate share (4,460 sq. ft. of a total of 49,656 sq. ft. or 8.98%) of costs and is comprised of the Lessor's costs of commercially reasonable amounts incurred and paid by the Landlord in operating and managing the Property, including, but not limited to (i) cleaning, sweeping, drainage and re-striping of the parking areas, sidewalks, service drives and driveways; (ii) maintenance, repair and upkeep of Common Areas, including, without limitation, planted or landscaped areas; (iii) maintenance, repair and replacement of bulbs and light standards with respect to the parking lot lighting, and the cost of lighting the parking lot and other Common Areas; (iv) commercial general liability and all risk property damage insurance, and such other insurance carried by Landlord under this Lease; (v) management of the and (vi) wages and salaries of persons directly and actually performing services described above.

3. Lessor shall perform the tenant improvements set forth in Exhibit B at Lessor's cost and expense.

4. Lessee may, subject to approval of the Lessor, install a sign reflecting the Lessee's logo on the wall between the two entry doors to the Premises.

5. Tenant has, as part of the improvements to the Premises detailed on Exhibit B, elected to have two special order doors installed as part of the improvements. Once the doors are installed, Tenant shall hold harmless Landlord and its employees, agents, contractors, and all others working at Landlord's direction, from liability for any damage to the door or its hardware. Tenant further covenants to replace and or repair the said doors in the event of any damage whether cosmetic or otherwise.

6. As a holdover tenant for the period from November 1, 2021 to the date of execution of this Second Addendum, Lessee has paid 150% of Rent, (Holdover Rent), stated in the Addendum to Lease between OIII Realty Limited Partnership as Lessor and Bright Mountain Holdings Inc., as Lessee. Lessor has agreed to rebate one half of the Holdover Rent, or a total of $16,442.00, to the Lessee in the form of a credit against the July 1, 2022 and August 1, 2022 Rent.

7. So long as Lessee is not in default hereunder and under the Lease, Lessee shall have the option to renew the Lease for one (1) additional five (5) year term based on the fair market value of like kind office space within Boca Raton plus three (3%) percent per year increases, by providing Lessor written notice of the exercise thereof at least one hundred eighty (180) days prior to the end of the Second Addendum lease term. Failure to timely renew the Lease shall terminate the renewal option granted hereunder.

8. Paragraph 16 of the Corporate Use Office Lease dated August 25 (or August 27) 2014 is deleted and will now read "16. **<u>DAMAGE TO PREMISES</u>**. If the Premises shall be destroyed or damaged by fire, windstorm, civil disturbance or other casualty during the Term so that the same shall be rendered untenantable, Lessor shall have the right to render the Premises tenantable by repairs made within one hundred eighty (180) days from the date of payment to

Lessor of applicable insurance proceeds. Rent shall abate during such total casualty, an unallocated amount of Rent representing the Lessor's fixed costs, in the amount of $9.65 per square feet shall remain due and payable. If the Premises are not rendered tenantable within such time, it shall be the option of either Lessor or Lessee to terminate this Lease. If either Lessor or Lessee shall exercise its option to terminate this Lease pursuant to this Paragraph, Lessee's obligation to pay Rent shall cease at the time of said termination. If only a part of the Premises shall be destroyed, Rent shall be apportioned for the remaining tenantable area as determined by Lessor, in Lessor's sole discretion. Notwithstanding the foregoing, if the damage results from the fault of Lessee, or Lessee's agents, employees, visitors, licensees or invitees, Lessee shall not be entitled to any abatement or reduction of Rent."

9. Each party represents to the other that they have dealt with no real estate or leasing brokers in conjunction with this Lease except Bray Realty Advisors, LLC. Each party agrees and warrants to indemnify and hold harmless the other from any claims of other brokers for payment of fees or charges of any kind including attorneys' fees, in conjunction with this transaction. The foregoing shall survive the end of the Lease Term as amended hereby.

10. Lessee agrees not to disclose any of the terms or provisions of this Lease, as amended, to other present or future Lessees or prospective Lessees of the Building, or to any third party without Lessor's express written consent, excluding Lessee's professionals (i.e., attorneys and accountants) who require knowledge thereof in furtherance of Lessee's bona fide business and legal interests.

11. Lessee and Lessor each hereby certify that (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity; or nation named by any Executive Order of the United States Treasury Department as a terrorist, "Specially Designated National or Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

12. Lessee acknowledges that Lessee has occupied the Premises since 2012 and knows the condition of the Premises and acknowledges to Lessor that the Premises are in good order and repair as of the date of this Second Amendment.

13. Landlord is presently holding a security deposit in the amount of $7,200 dollars which amount shall remain with the Lessor until termination of the Lease and in the manner provided herein.

14. **This Lease may be executed in several counterparts, all of which shall constitute one and the same Lease between Lessor and Lessee.**

15. Except as modified hereby, the terms and conditions of the Lease, are hereby ratified and confirmed by Lessor and Lessee as if fully set forth herein.

The parties have signed this Agreement the day and year first above written.

Lessor:

OIII Realty Limited Partnership
By: OIII Realty, LLC, general partner

Kamala R. Chapman

Lessee:

Bright Mountain Holdings, Inc.

DocuSigned by:
Matthew Drinkwater
907CC8064A034DD...

Matthew Drinkwater, CEO

EXHIBIT A



EXHIBIT B

Landlord's scope of work.
Items 1-12 below will be performed and paid by Landlord.

1) Connect unit 2225 and 2250 as shown in space plan.
2) Demise unit 2225 and 2200 as shown in space plan.
3) Repair and replace ceiling grid where needed.
4) Redistribute the HVAC.
5) New carpet squares installed where existing carpet is. (Tenant to choose the color). Tenant will be required to move all personal items and files from the area the night before installation. Carpet installer will only move empty furniture.
6) New storage closet, next to Kips office, walls built to the ceiling grid.
7) New base board throughout, 6-inch white pine as exists in the former Kennedy space.
8) Two new glass entry doors. Will be installed upon delivery, which is estimated to be 12 to 14 weeks from the date the lease agreement is signed. ***(Tenant will be responsible for the glass in door over the term of the lease.)***
9) Paint all newly constructed demising walls, to match existing walls. Paint all existing walls one coat same color. Tenant must remove everything from the walls.
10) Install threshold between carpeted area and wood laminate flooring. Unit 2225 & Unit 2250 connection.
11) All construction work will be completed from Friday night to Sunday night for 8 straight weekends unless the work performed can be done without interfering with tenant's business.
12) If any delays in construction are caused by the Tenant and that delay has a monetary cost, Tenant will be required to pay for it.

THE LEASE COMMENCEMENT DATE WILL START UNPON COMPLETION OF ALL WORK LISTED ABOVE, EXCEPT ITEM 8. THOSE DOORS WILL BE INSTALLED AFTER LEASE COMMENCEMENT.